State of Delaware
Secretary of State
Division of Corporations
Delivered 10:54 AM 11/21/2003
FILED 10:54 AM 11/21/2003
SRV 030750066 – 3726615 FILE

CERTIFICATE of INCORPORATION

of

GenSpera, Inc.

FIRST:	The name of this Corporation shall be:

GENSPERA, INC.

SECOND:	Its Registered Office in the State of Delaware is to be located at National Corporate Research, Ltd., 615 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of its Registered Agent at such address is National Corporate Research, Ltd..

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The amount of the total authorized capital stock of this corporation shall consist of Ten Million (10,000,000) shares of Common Stock having a par value of $0.0001 per share and Five Million (5,000,000) shares of Preferred Stock having a par value of $0.0001 per share. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix by resolution or resolutions any of the designations, powers, preferences and rights, and any of the qualifications, limitations, or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the Corporation.

FIFTH:	The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

SIXTH:	No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, provided that this provision shall not eliminate or limit the liability of a director under applicable law, (i) for any breach of the director’s loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the officer or director derived an improper personal benefit. No amendment to appeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:	The name and address of the Sole Incorporator is as follows:

Richard P. Burgoon, Jr.
11626 Timberlake Drive
San Diego, CA 92131

IN WITNESS WHEREOF, the undersigned being the Sole Incorporator hereinbefore named, has executed, signed and acknowledged this Certificate of Incorporation on this 21st day of November, A.D. 2003.

/s/ Richard P. Burgoon. Jr.
Name:	Richard P. Burgoon, Jr.
Title:	Sole Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:42 PM 06/15/2007
FILED 04:25 PM 06/15/2007
STATE OF DELAWARE	SRV 070716623 - 3726615
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

FIRST: That at a meeting of the Board of Directors of GENSPERA, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting for the amendment is as follows:

RESOLVED, that the Certificate if Incorporation of GenSpera, Inc. be amended by changing the Article numbered "Fourth" so that as amended, said Article shall read as follows:

"The amount of the total authorized capital stock of this corporation shall consist of Eighty Million (80,000,000) shares of Common Stock having a par value of $0.0001 per share and Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.0001 per share. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix by resolution or resolutions any of the designations, powers, preferences and rights, and any of the qualifications, limitations, or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the Corporation."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of May, 2007.

/s/Richard P. Burgoon, Jr.

Name: Richard P. Burgoon, Jr.
Title: Secretary